Citigroup Inc.
399 Park Avenue
New York, NY 10022

January 11, 2011

VIA EDGAR CORRESPONDENCE

Kevin W. Vaughn

Securities and Exchange Commission

100 F Street, NE

Mail Stop 4561

Washington, DC 20549-7553

Re:                             Re: Citigroup Inc.

Form 10-K for Fiscal Year Ended December 31, 2009

Form 10-Q for the Fiscal Period Ended September 30, 2010

File No. 001-09924

Dear Mr. Vaughn:

As discussed with you today, this letter confirms that we currently intend to file Citigroup’s responses to the comments of the staff contained in the staff’s letter dated December 27, 2010 by January 14, 2011.

Sincerely,

/s/ Robert Traficanti
Robert Traficanti Deputy Controller and Head of Corporate Accounting Policy Citigroup Inc.